Exhibit 10.13
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (the “Agreement”) is entered into by and between Rockley Photonics, Inc. of 234 East Colorado Blvd, Suite 600, Pasadena CA 91101 (the “Company”), and HealthKapital LLC, a California limited liability company wholly owned by Karim Karti and located at 2781 Union Street, San Francisco, CA 94123(the “Consultant”).
WHEREAS, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company; and
WHEREAS, the Consultant is in the business of providing such services and has agreed to provide such services pursuant to the terms and conditions set forth in this Agreement;
NOW, THEREFORE in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:
1.Services To Be Performed. Between February 16, 2021 (the “Effective Date”) and August 16, 2021, or such earlier date that this Agreement is terminated pursuant to Section 5 (the “Consultation Period”), the Consultant will, from time to time as requested by the Company, perform services (the “Services”). Such Services are set out in the Statement of Work of this Agreement (attached as Exhibit C hereto and made a part hereof). The Consultant agrees to use its commercially reasonable best efforts in the performance of the Services and agrees to cooperate with the Company’s personnel, not to interfere with the conduct of the Company’s business, and to observe all Company rules, regulations and security requirements with respect to the safety and safeguarding of persons and property.
2.Independent Contractor. It is the express intention of the parties to this Agreement that the Consultant is an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever. The Consultant shall not be entitled to any benefits that the Company may make available to employees from time to time. The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes and for maintaining adequate workers’ compensation insurance coverage.
3.Performance of Services. The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the amount of time as is necessary to fulfill the requirements of this Agreement. The Consultant may provide personal computer equipment and supplies required to perform the Services but the Company will provide or provide proper access to any other necessary equipment required to perform the Services. The Consultant is not required to attend regular meetings at the Company. However, upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

a.Final Results. In the performance of the Services, the Consultant has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained. However, the Services contemplated by this Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.
b.Non-Exclusivity. The Consultant retains the right to contract with other companies or entities for his consulting services without restriction. Likewise, the Company retains a reciprocal right to contract with other companies and/or individuals for consulting services without restriction.
c.Scope of Authority. The Consultant is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company or any of the Company’s related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company or any of the Company’s related or affiliatedentitieswithrespecttoanymatter,exceptasexpresslyauthorizedinawriting signed by an authorized representative of the Company. The Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.
d.Federal Tax Return Filing. The Consultant agrees to report income received from the Company for consulting services under this Agreement consistent with the reporting requirements of an independent contractor. The Company shall file Form 1099 to report the fees paid to the Consultant.
4.Consulting Fees. In consideration of the Consultant’s performance of the Services the Company will pay the Consultant as follows:
Fees: Cash compensation at the rate of 600 US dollars per hour, estimated at up to 20 hours per week. Time exceeding 20 hours per week must be pre-approved.
The Consultant shall submit to the Company bi-weekly statements, in a form satisfactory to the Company, of Services performed for the Company in the applicable time period. Company will pay Consultant within seven days of the receipt of each bi-weekly statement. The statement should contain the Consultant’s tax identification number or employer identification number, address, and a brief description of the Services performed.
Equity: Consultant shall receive fully vested 4000 restricted stock units (“RSUs”) of the Company’s Common Stock for every 30 days of Service during the Consultation Period, up to a maximum of 24,000 RSUs, subject to the following conditions. The parties agree that Company’s obligation to award Consultant with RSU’s is contingent upon the Company closing a SPAC Transaction (as defined below) and the registration of the offering of such RSUs on Form S-8 during such period of Consultant’s Service. Company shall grant the RSU’s to Consultant as soon as reasonably practical following the closing of the SPAC Transaction and such registration subject to approval of the Board of Directors of the Company (the “Board”), the terms and conditions of the Company’s Equity Incentive Plan and an agreement evidencing such award in a form approved by the Board. In the event a SPAC Transaction is not closed during the period of Consultant’s Service, Company agrees to use commercially reasonable efforts to offer alternative comparable compensation.
5.Expenses. The Company will reimburse all expenses (such as travel costs) agreed in writing in advance as necessary for the performance of the Services.
6.Term and Termination. This Agreement will terminate upon the date that the Company consummates a transaction with a special purpose acquisition company as a result of which the Company’s securities (or those of its direct or indirect parent) become listed for trading on a national securities exchange (“SPAC Transaction”). This Agreement may also be terminated at any time in the following manner: (a) by either the Company or Consultant upon not less than thirty (30) days prior written notice to the other party; (b) upon twenty-four (24) hours’ prior written notice if one party has materially breached this Agreement; or (c) at any time upon the mutual written consent of the parties hereto. In the event of termination, the Consultant shall be entitled to payment for Services performed prior to the effective date of termination (provided, however, that no payment shall be owed for Services performed following the date of notice unless the Company requests such Services in writing at the time of notice). Such payment shall constitute full settlement of any and all claims of the Consultant of every description against the Company. This Agreement and the Consultation Period may also be extended upon mutual written agreement.
7.Proprietary Information.
a.The Consultant agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the Services) without written approval by an officer of the Company, either during or after the Consultation Period. Proprietary Information shall not include information (a) was rightfully in its possession or known to Consultant prior to receipt of the Confidential Information; (b) is or has become public knowledge through no fault, act or omission of the Consultant; (c) is rightfully obtained by Consultant from a third party without breach of any confidentiality obligation; or (d) is independently developed by Consultant without reference to any of the Company’s Confidential Information.
b.The Consultant agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be destroyed or deleted by Consultant, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement or (iii) the end of the Consultation Period. After such deletion or destruction, the Consultant shall not retain any such materials or copies thereof or any such tangible property.
The Consultant agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to delete and destroy materials and tangible property set forth in paragraph (b) above also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.
8.Export Restrictions
Confidential Information disclosed pursuant to this Agreement may include technology and/or software that is subject to export control laws or regulations of the United States and/or other countries, and with respect to which international transfers or releases to foreign nationals may be subject to restrictions, including export licensing requirements, whether or not identified by the discloser. Any transfer or release of such Confidential Information hereunder shall be subject to all applicable U.S. and other export control laws and regulations. Without limiting the foregoing, Consultant shall ensure that any further transfer or release of Confidential Information hereunder is conducted in accordance with applicable export licenses or regulatory exceptions. Consultant shall agree to the Written Assurance provided as Appendix B to this agreement.
9.Developments.
For purposes of this agreement, the term “Developments” means all inventions, creations, improvements, discoveries, methods, developments, software and works of authorship, whether patentable or not, that are created, made, conceived or reduced to practice by Consultant or under its direction or jointly with others during the Consultation Period and that were developed as part of Consultant’s performance of the Services, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement. The Consultant agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications to the maximum extent permitted by Section 2870 of the California Labor Code or any like statute of any other state. The Consultant hereby also waives all claims to moral rights in any Developments. The Consultant understands that the provisions of this Agreement requiring assignment of Developments to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit A). The Consultant agrees to cooperate fully with the Company, both during and after the Consultation Period, with respect to the procurement, maintenance, and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Consultant shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Consultant further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Consultant on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Consultant, and the Consultant hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.
10.Remedies. The Consultant acknowledges that any breach of the provisions of Sections 6 or 7 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.
11.Other Agreements. The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Consultant further representsthathisperformanceofallthetermsofthisAgreementandtheperformance of the Services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including without limitation any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.
12.Warranties. The Consultant will assume sole responsibility for his compliance with applicable federal and state laws and regulations, and shall rely exclusively upon his own determination, or that of his legal advisers, that the performance of the Services and the receipt of fees hereunder comply with such laws and regulations.
13.Indemnification. The Company shall indemnify, defend and hold harmless Consultant and its members, managers, owners, employees, agents, successors and assigns from, any claims, suits, judgments or causes of action initiated by any third party against Consultant arising out of or relating to the Services performed by the Consultant under this Agreement; provided that the Company shall be under no obligation to provide any such indemnification to the extent that any losses arising from any such claims, suits, judgements or causes of action are determined by a court or arbitral tribunal to have resulted primarily and directly from the willful and unlawful misconduct of Consultant. The Consultant shall be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any claim or liability of any kind (including penalties, fees or charges) resulting from the Consultant’s failure to pay the taxes.
14.Non-Assignability of Contract. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.
15.Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at such address or addresses as either party shall designate to the other.
16.Complete Agreement. This Agreement contains the entire understanding between the parties and supersedes, replaces and takes precedence over any prior understanding or oral or written agreement between the parties respecting the subject matter of this Agreement. There are no representations, agreements, arrangements, nor understandings, oral or written, between the parties relating to the subject matter of this Agreement that are not fully expressed herein.
17.Severability. In the event any provision of this Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which term or terms shall remain in full force and effect.
18.Non-Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
19.Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.
20.Counterparts. This Agreement may be executed in two (2) signed counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
21.Interpretation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
22.Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

ROCKLEY PHOTONICS, INC By: /s/ Andrew Rickman Title: CEO Date: 3/15/2021	HEALTHKAPITAL LLC By: /s/ Karim Karti Title: Consultant and Senior Advisor Date: 3/14/2021

EXHIBIT A
CALIFORNIA LABOR CODE SECTION 2870
This is to notify the Consultant, in accordance with Section 2872 of the California Labor Code, that:
a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or his rights in an invention to his or his employer shall not apply to an invention that the employee developed entirely on his or his own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or
(2)Result from any work performed by the employee for his or his employer.
b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Appendix B
Individual United States Export Control Assurance
[License Exception TSR]
In accordance with Section 740.6 of the United States Export Administration Regulations, I hereby acknowledge, represent, and agree as follows:
1.I make this certification in my capacity as [ ]
Employee,
[ ] Officer, or
[ ] Director of, or
[X] Independent contractor or Consultant to
[X]Rockley Photonics, Inc. or [ ]
Rockley Photonics OY
[ ] Rockley Photonics Ltd.
[ ] Rockley Photonics Ireland Ltd.
2.The Technology (whether technical assistance or technical data) and Software (whether executable or source code) which I obtain, or to which I obtain access, in my capacity as indicated above includes technology and software that is subject to export controls under the U.S. Export Administration Regulations, notwithstanding my geographic location or nationality.
3.I am a[ ] citizen/national or [X] permanent resident of [name of country:]
USA a nd [ ] I am /[ ] I am not a citizen or permanent resident of another country.
(If dual citizenship or residency applies: My most recently obtained citizenship or permanent residency was granted by [name of country in Country Group B:]
France    .)
4.Except as (a) authorized by a license issued by the U.S. Bureau of Industry and Security or (b) pursuant to a License Exception specified in the U.S. Export Administration Regulations and with prior written approval by Rockley Photonics, Inc. or Rockley Photonics Ltd., I will not:
(i)Re-export or release the Technology or Software to Country Groups D:1, E:1 or E:2 or to any national of a country in Country Groups D:1, E:1or E:2;
(ii)Export to Country Groups D:1, E:1 or E:2 a non-U.S.-made direct product of the Technology or the Software; or
(iii)Export to Country Groups D:1, E:1 or E:2 a non-U.S.-made direct product of a plant or major component of a plant that is, in turn, a direct product of the Technology.

5.If I am uncertain of my obligations hereunder, it is my personal responsibility to seek guidance as may be necessary to assure my compliance.
6.I understand that this certification is a condition of my access to the Technology and Software, and that misrepresentations of fact, or violations of the commitments made hereunder, may lead to termination of my employment and/or contract, administrate sanctions, monetary penalties, and/or criminal prosecution.

Executed this 14 day of March, 2021
Signature: /s/ Karim Karti
Name: Karim Karti
Position/Title: Consultant
Telephone: 414 378-1333
Email: karimkarti99@ gmail.com

Country Group B
[26 Feb. 2018]

Afghanistan	Lithuania
Albania	Luxembourg
Algeria	Macedonia, The Former
Andorra	Yugoslav Republic of
Angola	Madagascar
Antigua and Barbuda	Malawi
Argentina	Malaysia
Aruba	Maldives
Australia	Mali
Austria	Malta
The Bahamas	Marshall Islands
Bahrain	Mauritania
Bangladesh	Mauritius
Barbados	Mexico
Belgium	Micronesia, Federated
Belize	States of
Benin	Monaco
Bhutan	Montenegro
Bolivia	Morocco
Bosnia & Herzegovina	Mozambique
Botswana	Namibia
Brazil	Nauru
Brunei	Nepal

Bulgaria	Netherlands
Burkina Faso	New Zealand
Burma	Nicaragua
Burundi	Niger
Cameroon	Nigeria
Canada	Norway
Cape Verde	Oman
Central African Republic	Pakistan
Chad	Palau
Chile	Panama
Colombia	Papua New Guinea
Comoros	Paraguay
Congo (Democratic Republic of the)	Peru
Congo (Republic of the)	Philippines
Costa Rica	Poland
Cote d’lvoire	Portugal
Croatia	Qatar
Curaçao	Romania
Cyprus	Rwanda
Czech Republic	Saint Kitts & Nevis
Denmark	Saint Lucia
Djibouti	Saint Vincent and the Grenadines
Dominica	Samoa
Dominican Republic	San Marino
Ecuador	Sao Tome & Principe

Egypt	Saudi Arabia
El Salvador	Senegal
Equatorial Guinea	Serbia
Eritrea	Seychelles
Estonia	Sierra Leone
Ethiopia	Singapore
Fiji	Sint Maarten (the Dutch two-fifths of the island of Saint Martin)
Finland	Slovakia
France	Slovenia
Gabon	Solomon Islands
Gambia, The	Somalia
Germany	South Africa
Ghana	South Sudan, Republic of
Greece	Spain
Grenada	Sri Lanka
Guatemala	Surinam
Guinea	Swaziland
Guinea-Bissau	Sweden
Guyana	Switzerland
Haiti	Taiwan
Honduras	Tanzania
Hong Kong	Thailand
Hungary	Timor-Leste
Iceland	Togo

India	Tonga
Indonesia	Trinidad & Tobago
Ireland	Tunisia
Israel	Turkey
Italy	Tuvalu
Jamaica	Uganda
Japan	United Arab Emirates
Jordan	United Kingdom
Kenya	United States
Kiribati	Uruguay
Korea, South	Vanuatu
Kosovo	Vatican City
Kuwait	Venezuela
Latvia	Western Sahara
Lebanon	Yemen
Lesotho	Zambia
Liberia	Zimbabwe

Country Group D:1
[26 Feb. 2018]
Armenia
Azerbaijan
Belarus
Cambodia
China (PRC)
Georgia
Iraq
Kazakhstan
Korea, North
Kyrgyzstan Laos
Libya
Macau
Moldova
Mongolia
Russia (including the Crimea Region annexed from Ukraine)
Tajikistan
Turkmenistan
Ukraine
Uzbekistan
Vietnam
Country Group E:1
[26 Feb. 2018]
Iran
Korea, North
Sudan
Syria
Country Group E:2
[26 Feb. 2018]
Cuba